UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2010

MINDSPEED TECHNOLOGIES, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-31650	01-0616769
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 MacArthur Boulevard, East Tower Newport Beach, California	92660-3095
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 579-3000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 31, 2010 (the “Effective Date”), Mindspeed Technologies, Inc. (the “Company”) entered into a Lease with 4000 MacArthur L.P. (the “Landlord”), with respect to the leasing of its current headquarters located in Newport Beach, California (the “Lease”). Pursuant to the terms of the Lease, the Company will commence leasing its headquarters from the Landlord effective June 27, 2010. The Company currently leases its headquarters pursuant to a sublease with Conexant Systems, Inc., which is scheduled to expire on June 26, 2010 (the “Sublease”). The premises under the Lease consist of approximately 96,829 square feet and the monthly rent is $176,597.

The Lease is initially scheduled to expire on December 31, 2012; however, the Company may, at its option, extend the term of the Lease for an additional five years after the initial expiration date; provided that the monthly rent shall increase three percent per year after such extension. If the Company extends the term of the Lease, the Landlord is required to pay the Company $1,936,580 as a renewal allowance on or before January 31, 2013 in connection with construction of any alterations in the premises or as a payment against rent due under the Lease. The Company also has a right to terminate the Lease early on December 31, 2011, under certain circumstances.

The Lease provides that the Company is entitled to an abatement of monthly rent (each an “Abatement Amount”) under the Sublease in the amount of: (i) $135,561 per month for the period from January 1, 2010 to May 31, 2010; and (ii) $117,486 for the period from June 1, 2010 to June 26, 2010. For each month prior to the Effective Date, the Landlord will pay the Company the Abatement Amount relating to such month within 15 days of the Effective Date. For each month thereafter, the Landlord will pay the Company the Abatement Amount relating to such month within five days of the Landlord’s receipt of the monthly rent payment due under the Sublease.

The Lease also provides that Landlord will pay the Company $968,290 within 30 days of the Effective Date for costs incurred by the Company in connection with construction of any alterations in the premises or as a payment against rent due under the Lease.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINDSPEED TECHNOLOGIES, INC.

Date: April 1, 2010

By: /s/ Bret W. Johnsen

Bret W. Johnsen
Senior Vice President, Chief Financial Officer
and Treasurer